Griffon Corporation Announces Annual and Fourth Quarter Results

NEW YORK, NEW YORK, November 16, 2021 – Griffon Corporation (“Griffon” or the “Company”) (NYSE:GFF) today reported results for the fiscal year and fourth quarter ended September 30, 2021.

On September 27, 2021, Griffon announced it is exploring strategic alternatives, including a sale, for its Defense Electronics ("DE") segment, which conducts its operations through Telephonics Corporation ("Telephonics"). As a result, Griffon classified Telephonics as a discontinued operation in the Consolidated Statements of Operations for all periods presented and classified the related assets and liabilities associated with the discontinued operation as held for sale in the Consolidated Balance Sheets.

Revenue for Fiscal 2021 totaled $2.3 billion, a 10% increase compared to the $2.1 billion in the prior year. Including DE, revenue totaled $2.5 billion, a 6% increase compared to the $2.4 billion in the prior year.

Fiscal 2021 Net income totaled $79.2 million, or $1.48 per share, compared to $53.4 million, or $1.19 per share, in the prior year. Current year adjusted net income increased 36% to $99.2 million, or $1.86 per share, compared to $73.0 million, or $1.62 per share in the prior year. Income from continuing operations totaled $71.2 million, or $1.33 per share, compared to $42.4 million, or $0.94 per share, in the prior year. Current year adjusted income from continuing operations increased 50% to $90.6 million, or $1.70 per share, compared to $60.6 million, or $1.35 per share, in the prior year (see the Reconciliations of Net income to Adjusted net income and Income from Continuing Operations to Adjusted Income from Continuing Operations for details). The impact on adjusted earnings per share and adjusted earnings per share from continuing operations from the 8.7 million shares of common stock issued in August 2020 was approximately $0.32 and $0.30, respectively.

Adjusted EBITDA from continuing operations for Fiscal 2021 totaled $248 million, increasing 18% from the prior year of $209 million. Adjusted EBITDA from continuing operations excluding unallocated amounts (primarily corporate overhead) of $49 million in 2021 and $48 million in 2020, totaled $297 million in 2021, increasing 15% from the prior year of $258 million. Including DE, Adjusted EBITDA, excluding unallocated amounts, totaled $317 million, increasing 12% from the prior year of $283 million. Adjusted EBITDA is defined as net income excluding interest income and expense, income taxes, depreciation and amortization, restructuring charges, loss on debt extinguishment and acquisition related expenses, as well as other items that may affect comparability, as applicable (“Adjusted EBITDA”, a non-GAAP measure).

Revenue for the fourth quarter totaled $570 million, increasing 3% from $551 million in the prior year. Including DE, revenue totaled $651 million, a 1% decrease compared to the prior year of $661 million.

Fourth quarter Net income totaled $15.9 million, or $0.30 per share, compared to $20.1 million, or $0.41 per share, in the prior year. Current quarter adjusted net income was $21.2 million, or $0.40 per share, compared to $21.5 million, or $0.44 per share in the prior year. Income from continuing operations totaled $12.6 million, or $0.23 per share, compared to $20.9 million, or $0.43 per share, in the prior year quarter. Current year fourth quarter Adjusted income from continuing operations was $17.7 million, or

$0.33 per share compared to $17.2 million, or $0.35 per share, in the prior year fourth quarter (see the Reconciliations of Net income to Adjusted net income and Income from Continuing Operations to Adjusted Income from Continuing Operations for details). The impact on adjusted earnings per share and adjusted earnings per share from continuing operations from the 8.7 million shares of common stock issued in August 2020 was approximately $0.04 and $0.03, respectively.
Adjusted EBITDA from continuing operations for the fourth quarter totaled $53 million, increasing 5% from the prior year quarter of $51 million. Adjusted EBITDA from continuing operations, excluding unallocated amounts (primarily corporate overhead) of $13 million in 2021 and $12 million in 2020, totaled $67 million in 2021, increasing 6% from the prior year quarter of $63 million. Including DE, Adjusted EBITDA, excluding unallocated amounts, totaled $75 million, in line with the prior year.

Ronald J. Kramer, Chairman and Chief Executive Officer, commented “This was a record year for Griffon. We continued to see strong demand in our businesses driven by a robust housing market and our leading global product portfolio, while effectively navigating a highly dynamic and challenging operating environment.

Since the sale of our Plastics business and the purchase of ClosetMaid and CornellCookson, all in 2018, we have fundamentally strengthened Griffon. Over the last three years, our revenue, Adjusted EBITDA and adjusted earnings per share have increased at a compound annual growth rate of 11%, 23% and 35%, respectively. Most importantly over this period, we've generated $224 million in free cash flow and cut our leverage in half to 2.8 times."

Mr. Kramer continued, "We are very pleased with our progress creating long-term shareholder value and we expect significant additional benefits to come as we execute on our strategic initiatives to improve margins. Additionally, we are well positioned to take advantage of our balance sheet firepower to invest in our businesses and capitalize on acquisition opportunities, which we expect will be further bolstered after the completion of our Telephonics strategic alternative process. We are very excited about the future of Griffon.”

Segment Operating Results
Consumer and Professional Products ("CPP")
CPP revenue in 2021 was $1.23 billion, increasing $90 million, or 8% compared to 2020 due to increased volume (3%) driven by increased consumer demand across all international geographies, partially offset by reduced volume in the U.S. due to labor, transportation and supply chain disruptions. Revenue also benefited from favorable price and mix (1%), and a favorable impact from foreign exchange (4%).

CPP Adjusted EBITDA for 2021 was $116 million, increasing $12 million, or 11% compared to 2020. The favorable variance resulted primarily from the increased revenue noted above and a favorable foreign exchange impact (5%), partially offset by increased U.S. material and transportation costs coupled with the lag in realization of price increases and COVID-19 related inefficiencies.

CPP revenue in the current quarter was $282 million, decreasing $13 million, or 4% from the prior year quarter due to a decrease in volume (10%) driven by U.S. labor, transportation and supply chain disruptions, as well as reduced volume in Australia, partially offset by increased volume in both the U.K. and Canada. Revenue also benefited from favorable price and mix (4%), and a favorable impact from foreign exchange (2%).

CPP Adjusted EBITDA in the current quarter was $16 million, a decrease of $4 million from the prior year quarter due to reduced revenue noted above and increased U.S. material and transportation costs coupled with the lag in realization of price increases and COVID-19 related inefficiencies. The current quarter included a favorable currency impact (3%).

CPP Strategic Initiative
In November 2019, Griffon announced the development of a next-generation business platform for CPP to enhance the growth, efficiency, and competitiveness of its U.S. operations, and on November 12, 2020, Griffon announced that CPP is broadening this strategic initiative to include additional North American facilities, the AMES UK and Australia businesses, and a manufacturing facility in China. The expanded focus of this initiative leverages the same three key development areas being executed within our U.S. operations. The three key development areas are:

1.To consolidate AMES global operations to optimize facilities footprint and talent.
2.To make strategic investments in automation and facilities expansion to increase the efficiency of our manufacturing and fulfillment operations and support e-commerce growth.
3.To unify independent information systems into a single data and analytics platform, which will serve the whole AMES global enterprise.

Expanding the roll-out of the new business platform from our AMES U.S. operations to include AMES’ global operations will extend the duration of the project by one year, with completion now expected by the end of calendar year 2023. When fully implemented, these actions will result in annual cash savings of $30 million to $35 million and a reduction in inventory of $30 million to $35 million both based on fiscal 2020 operating levels.

The cost to implement this new business platform, over the duration of the project, will include one-time charges of approximately $65 million and capital investments of approximately $65 million. The one-time charges are comprised of $46 million of cash charges, including $26 million of personnel-related costs such as training, severance, and duplicate personnel costs and $20 million of facility and lease exit costs. The remaining $19 million of charges are non-cash and are primarily related to asset write-downs.

In connection with this initiative, during the years ended September 30, 2021 and 2020, CPP incurred pre-tax restructuring and related exit costs approximating $21.4 million and $13.7 million, respectively. Since inception of this initiative in 2020, total cumulative charges totaled $35.1 million, comprised of cash charges of $23.7 million and non-cash, asset-related charges of $11.3 million; the cash charges included $8.8 million for one-time termination benefits and other personnel-related costs and $14.9 million for facility exit costs. During the years ended September, 30, 2021 and 2020, capital expenditures of $8.8 million and $6.7 million, respectively, were driven by investment in CPP business intelligence systems and an e-commerce facility.

Home and Building Products ("HBP")
HBP revenue in 2021 was $1,041 million, increasing $114 million, or 12%, compared to 2020, primarily due to favorable mix and pricing (8%) driven by both residential and commercial, and increased volume(4%) equally driven by both residential and commercial.

HBP Adjusted EBITDA in 2021 was $181 million, increasing $27 million, or 18%, compared to 2020. EBITDA benefited from the increased revenue noted above, partially offset by increased material costs coupled with the lag in realization of price increases and COVID-19 related inefficiencies.

HBP revenue in the current quarter was $288 million, increasing $31 million, or 12% from the prior year quarter, due to increased pricing and favorable mix (18%) driven by both residential and commercial, partially offset by reduced volume (6%) primarily from residential products due to labor and supply chain disruptions.

HBP Adjusted EBITDA in the current quarter was $50 million, increasing $7 million, or 17% from the prior year quarter, primarily from the increased revenue noted above, partially offset by increased material costs coupled with the lag in realization of price increases and COVID-19 related inefficiencies.

Defense Electronics ("DE") - Discontinued Operations
DE revenue in 2021 was $271 million, decreasing $70 million, or 21% compared to 2020. The current and prior year results include revenue from the SEG business of $7 million and $32 million, respectively. Excluding SEG from both years, revenue decreased $45 million, or 15%. The decrease was driven by reduced volume due to delayed awards for Surveillance Systems and decreased deliveries for Communications Systems, partially offset by increased Radar Systems volume.

DE Adjusted EBITDA for 2021 was $20 million, decreasing $5 million, or 19% from 2020. The current and prior year results include Adjusted EBITDA from the SEG business of $0.4 million and $1.5 million, respectively. Excluding SEG from both years, Adjusted EBITDA decreased $3.7 million, or 15%. The decrease was due to the reduced revenue noted above, and cost growth primarily for Surveillance Systems, partially offset by favorable program performance for Radar Systems and reduced operating expenses.

DE revenue in the current quarter was $81 million, decreasing $29 million, or 26% from the prior year quarter. The prior year results include revenue from the SEG business of $10 million. Excluding SEG from the prior year results, revenue decreased $19 million, or 19%. The decrease was driven by reduced volume due to delayed Surveillance Systems awards and deliveries on Communications Systems, partially offset by increased Radar Systems volume.

DE Adjusted EBITDA in the current quarter was $9 million, decreasing $4 million, or 31% from the prior year quarter. The prior year results include Adjusted EBITDA from the SEG business of $0.9 million. Excluding SEG from the prior year results, Adjusted EBITDA decreased $3 million, or 26%. The decrease was primarily driven by the reduced revenue noted above.

Contract backlog was $352 million at September 30, 2021, compared to $370 million at September 30, 2020 (excludes approximately $10 million of SEG related backlog), with 62% expected to be fulfilled in the next 12 months. The decrease in backlog is primarily due to awards delayed until 2022. During the year, Telephonics was awarded several new contracts and received incremental funding on existing contracts approximating $247 million (excludes $5.5 million of SEG awards), which translates into a book to bill ratio of 0.93.

Taxes
The Company reported Income before tax from continuing operations for the years ended September 30, 2021 and 2020 and recognized effective income tax rates of 35.9% and to 38.2%, respectively. Excluding discrete and certain other tax provisions, net and items that affect comparability, the effective tax rates for the years ended September 30, 2021 and 2020 were 31.7% and 33.7%, respectively.

Balance Sheet and Capital Expenditures
At September 30, 2021, the Company had a net debt position of $797 million, with cash and cash equivalents of $249 million and total debt outstanding of $1.05 billion, with $371 million available for borrowing under the revolving credit facility subject to certain loan covenants. Leverage, as calculated in accordance with our credit agreement, was 2.8 times EBITDA. Capital expenditures were $37 million for the year ended September 30, 2021.

In August 2020, Griffon Corporation completed a Public Offering of 8.7 million shares of its common stock for total net proceeds of $178.2 million.

As of September 30, 2021, Griffon had $58 million remaining under its Board of Directors authorized repurchase program. There were no purchases under these authorizations in fiscal 2021.

Corporate Governance
Each year we reach out to institutional shareholders to discuss their views on a variety of subjects, including our governance practices. Over the past five years, we have refreshed approximately half of our independent directors, adding diversity and relevant expertise to our Board. As we evolve, we are continuing this process. Our Board has adopted two amendments to our Certificate of Incorporation for submission to our shareholders at our 2022 annual meeting. The first amendment will declassify the Board over a three-year transition period after the amendment becomes effective. The second will reduce the percentage of voting power necessary to call a special meeting of shareholders. These amendments will become effective upon the approval of our shareholders at our 2022 annual meeting. Our Board has also undertaken a commitment to further diversify with an objective that, by 2025, 40% of our independent directors will be women or persons of color.

These enhancements and refinements to our corporate governance practices will further align our interests with those of our shareholders and contribute to maximizing long term shareholder value.

Conference Call Information
The Company will hold a conference call today, November 16, 2021, at 9:00 AM ET.

The call can be accessed by dialing 1-877-407-0792 (U.S. participants) or 1-201-689-8263 (International participants). Callers should ask to be connected to the Griffon Corporation teleconference or provide conference ID number 13724401. Participants are encouraged to dial-in at least 10 minutes before the scheduled start time.

A replay of the call will be available starting on Tuesday, November 16, 2021 at 12:00 PM ET by dialing 1-844-512-2921 (U.S.) or 1-412-317-6671 (International), and entering the conference ID number: 13724401. The replay will be available through Tuesday, November 30, 2021 at 11:59 PM ET.

Forward-looking Statements
“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995: All statements related to, among other things, income (loss), earnings, cash flows, revenue, changes in operations, operating improvements, industries in which Griffon operates and the United States and global economies that are not historical are hereby identified as “forward-looking statements” and may be indicated by words or phrases such as “anticipates,” “supports,” “plans,” “projects,” “expects,” “believes,” “should,” “would,” “could,” “hope,” “forecast,” “management is of the opinion,” “may,” “will,” “estimates,” “intends,” “explores,” “opportunities,” the negative of these expressions, use of the future tense and similar words or phrases. Such forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. These risks and uncertainties include, among others: current economic conditions and uncertainties in the housing, credit and capital markets; Griffon's ability to achieve expected savings from cost control, restructuring, integration and disposal initiatives; the ability to identify and successfully consummate, and integrate, value-adding acquisition opportunities; increasing competition and pricing pressures in the markets served by Griffon’s operating companies; the ability of Griffon’s operating companies to expand into new geographic and product markets, and to anticipate and meet customer demands for new products and product enhancements and innovations; reduced military spending by the government on projects for which Griffon's Telephonics Corporation supplies products, including as a result of defense budget cuts or other government actions; the ability of the federal government to fund and conduct its operations; increases in the cost or lack of availability of raw materials such as resin, wood and steel, components or purchased finished goods, including the impact from tariffs; changes in customer demand or loss of a material customer at one of Griffon's operating companies; the potential impact of seasonal variations and uncertain weather patterns on certain of Griffon’s businesses; political events that could impact the worldwide economy; a downgrade in Griffon’s credit ratings; changes in international economic conditions including interest rate and currency exchange fluctuations; the reliance by certain of Griffon’s businesses on particular third party suppliers and manufacturers to meet customer demands; the relative mix of products and services offered by Griffon’s businesses, which impacts margins and operating efficiencies; short-term capacity constraints or prolonged excess capacity; unforeseen developments in contingencies, such as litigation, regulatory and environmental matters; unfavorable results of government agency contract audits of Telephonics Corporation; our strategy, future operations, prospects and the plans of our businesses, including the exploration of strategic alternatives for Telephonics Corporation; Griffon’s ability to adequately protect and maintain the validity of patent and other intellectual property rights; the cyclical nature of the businesses of certain of Griffon’s operating companies; and possible terrorist threats and actions and their impact on the global economy; the impact of COVID-19 on the U.S. and the global economy, including business disruptions, reductions in employment and an increase in business and operating facility failures, specifically among our customers and suppliers; Griffon's ability to service and refinance its debt; and the impact of recent and future legislative and regulatory changes, including, without limitation, changes in tax law. Such statements reflect the views of the Company with respect to future events and are subject to these and other risks, as previously disclosed in the Company’s Securities and Exchange Commission filings. Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date made. Griffon undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Important Additional Information Regarding Proxy Solicitation

Griffon intends to file a proxy statement and associated WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for Griffon’s 2022 Annual Meeting (the “Proxy Statement”). Griffon, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2022 Annual Meeting. Information regarding the names of Griffon’s directors and executive officers and their respective interests in Griffon by security holdings or otherwise is set forth in Griffon’s proxy statement for the 2021 Annual Meeting of Shareholders, filed with the SEC on December 16, 2020. To the extent holdings of such participants in Griffon’s securities have changed since the amounts set forth in the 2021 proxy statement, such changes have been reflected on Statements of Change in Ownership on Form 4 or Annual Statement of Changes in Beneficial Ownership on Form 5 filed with the SEC. Details concerning the nominees of Griffon’s Board of Directors for election at the 2022 Annual Meeting will be included in the Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND

SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD, AND ANY SUPPLEMENTS THERETO, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders will be able to obtain a copy of the definitive Proxy Statement and other relevant documents filed by Griffon with the SEC free of charge from the SEC’s website, www.sec.gov., or by directing a request by mail to Griffon Corporation, Attention: Corporate Secretary, at 712 Fifth Avenue, New York, NY 10019, or by visiting the investor relations section of Griffon’s website, www.griffon.com.

About Griffon Corporation
Griffon Corporation is a diversified management and holding company that conducts business through wholly-owned subsidiaries. Griffon oversees the operations of its subsidiaries, allocates resources among them and manages their capital structures. Griffon provides direction and assistance to its subsidiaries in connection with acquisition and growth opportunities as well as divestitures. In order to further diversify, Griffon also seeks out, evaluates and, when appropriate, will acquire additional businesses that offer potentially attractive returns on capital.

Griffon conducts its operations through two reportable segments:

•Consumer and Professional Products conducts its operations through AMES. Founded in 1774, AMES is the leading North American manufacturer and a global provider of branded consumer and professional tools and products for home storage and organization, landscaping, and enhancing outdoor lifestyles. CPP sells products globally through a portfolio of leading brands including True Temper, AMES, and ClosetMaid.

•Home and Building Product conducts its operations through Clopay. Founded in 1964, Clopay is the largest manufacturer and marketer of garage doors and rolling steel doors in North America.  Residential and commercial sectional garage doors are sold through professional dealers and leading home center retail chains throughout North America under the brands Clopay, Ideal, and Holmes. Rolling steel door and grille products designed for commercial, industrial, institutional, and retail use are sold under the CornellCookson brand.

Classified as a discontinued operation, Defense Electronics conducts its operations through Telephonics, founded in 1933, a globally recognized leading provider of highly sophisticated intelligence, surveillance and communications solutions for defense, aerospace and commercial customers.

For more information on Griffon and its operating subsidiaries, please see the Company’s website at www.griffon.com.

Company Contact:            Investor Relations Contact:
Brian G. Harris                Michael Callahan
SVP & Chief Financial Officer        Managing Director
Griffon Corporation            ICR Inc.
(212) 957-5000                (203) 682-8311

Griffon evaluates performance and allocates resources based on operating results from continuing operations before interest income and expense, income taxes, depreciation and amortization, restructuring charges, loss on debt extinguishment and acquisition related expenses, as well as other items that may affect comparability, as applicable (“Adjusted EBITDA”, a non-GAAP measure). Griffon believes this information is useful to investors.

The following table provides a reconciliation of Adjusted EBITDA to Income before taxes from continuing operations:

GRIFFON CORPORATION AND SUBSIDIARIES
OPERATING HIGHLIGHTS
(in thousands)

	(Unaudited) For the Three Months Ended September 30,		For the Year Ended September 30,
REVENUE	2021	2020	2021	2020

Consumer and Professional Products	$281,779	$294,316	$1,229,518	$1,139,233
Home and Building Products	288,424	256,939	1,041,108	927,313
Defense Electronics	80,568	109,418	271,060	340,976
Subtotal	$650,771	$660,673	$2,541,686	$2,407,522
Less: Defense Electronics	(80,568)	(109,418)	(271,060)	(340,976)
Total revenue	$570,203	$551,255	$2,270,626	$2,066,546

ADJUSTED EBITDA
Consumer and Professional Products	$16,149	$19,985	$115,673	$104,053
Home and Building Products	50,430	42,996	181,015	153,631
Defense Electronics	8,541	12,383	20,486	25,228
Subtotal	75,120	75,364	317,174	282,912
Less: Defense Electronics	(8,541)	(12,383)	(20,486)	(25,228)
Total Segments	66,579	62,981	296,688	257,684
Unallocated amounts, excluding depreciation*	(13,162)	(12,216)	(49,054)	(48,262)
Adjusted EBITDA	53,417	50,765	247,634	209,422
Net interest expense	(15,762)	(16,695)	(62,735)	(65,795)
Depreciation and amortization	(13,258)	(12,767)	(52,302)	(52,100)
Restructuring charges	(6,756)	(2,499)	(21,418)	(13,670)
Loss from debt extinguishment	—	—	—	(7,925)
Acquisition contingent consideration	—	1,733	—	1,733
Acquisition costs	—	—	—	(2,960)
Income before taxes from continuing operations	$17,641	$20,537	$111,179	$68,705
* Primarily Corporate Overhead

	For the Three Months Ended September 30,		For the Year Ended September 30,
DEPRECIATION and AMORTIZATION	2021	2020	2021	2020
Segment:
Consumer and Professional Products	$8,833	$8,138	$34,433	$32,788
Home and Building Products	4,275	4,386	17,370	18,361
Defense Electronics	2,851	2,911	10,762	10,645
Total	15,959	15,435	62,565	61,794
Less: Defense Electronics	(2,851)	(2,911)	(10,762)	(10,645)
Total segment depreciation and amortization	13,108	12,524	51,803	51,149
Corporate	150	243	499	951
Total consolidated depreciation and amortization	$13,258	$12,767	$52,302	$52,100

Griffon believes Free Cash Flow ("FCF", a non-GAAP measure) is a useful measure for investors because it portrays the Company's ability to generate cash from operations for purposes such as repaying debt, funding acquisitions and paying dividends.

The following table provides a reconciliation of Net cash used in operating activities to FCF:

	Year Ended September 30,
(in thousands)	2021	2020
Net cash provided by operating activities from continuing operations	$71,032	$107,803
Acquisition of property, plant and equipment	(36,951)	(41,168)
Proceeds from the sale of property, plant and equipment	237	352
Free Cash Flow provided by Defense Electronics	32,159	21,397
FCF	$66,477	$88,384

The following tables provide a reconciliation of Gross profit and Selling, general and administrative expenses for items that affect comparability for the three and twelve month periods ended September 30, 2021 and 2020:

(in thousands)	For the Three Months Ended September 30,		For the Twelve Months Ended September 30,
	2021	2020	2021	2020
Gross Profit, as reported	$155,869	$154,212	$641,113	$583,994
% of revenue	27.3%	28.0%	28.2%	28.3%
Adjusting items:
Restructuring charges	3,350	63	7,923	4,159
Gross Profit, as adjusted	$159,219	$154,275	$649,036	$588,153
% of revenue	27.9%	28.0%	28.6%	28.5%

(in thousands)	For the Three Months Ended September 30,		For the For the Twelve Months Ended September 30,
	2021	2020	2021	2020
Selling, general and administrative expenses, as reported	123,466	116,726	470,530	444,454
% of revenue	21.7%	21.2%	20.7%	21.5%
Adjusting items:
Restructuring charges	(3,406)	(2,435)	(13,495)	(9,510)
Acquisition costs	—	—	—	(2,960)
Acquisition contingent consideration	—	1,733	—	1,733
Selling, general and administrative expenses, as adjusted	$120,060	$116,024	$457,035	$433,717
% of revenue	21.1%	21.0%	20.1%	21.0%

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE INCOME
(in thousands, except per share data)

	(Unaudited) Three Months Ended September 30,		Twelve Months Ended September 30,
	2021	2020	2021	2020
Revenue	$570,203	$551,255	$2,270,626	$2,066,546
Cost of goods and services	414,334	397,043	1,629,513	1,482,552
Gross profit	155,869	154,212	641,113	583,994

Selling, general and administrative expenses	123,466	116,726	470,530	444,454

Income from continuing operations	32,403	37,486	170,583	139,540

Other income (expense)
Interest expense	(15,805)	(16,737)	(63,175)	(66,544)
Interest income	43	42	440	749
Loss from debt extinguishment, net	—	—	—	(7,925)
Other, net	1,000	(254)	3,331	2,885
Total other expense, net	(14,762)	(16,949)	(59,404)	(70,835)

Income before taxes from continuing operations	17,641	20,537	111,179	68,705
Provision (benefit) for income taxes	5,072	(341)	39,940	26,262
Income from continuing operations	$12,569	$20,878	$71,239	$42,443

Discontinued operations:
Income before taxes from operations of discontinued businesses	6,332	7,859	8,897	14,052
Provision from income taxes	3,010	8,646	925	3,066
Income (loss) from discontinued operations	3,322	(787)	7,972	10,986
Net income	$15,891	$20,091	$79,211	$53,429

Basic earnings per common share:
Income from continuing operations	$0.25	$0.45	$1.40	$1.00
Income (loss) from discontinued operations	0.07	(0.02)	0.16	0.26
Basic earnings per common share	$0.31	$0.44	$1.56	$1.25
Weighted-average shares outstanding	50,981	45,903	50,830	42,588

Diluted earnings per common share:
Income from continuing operations	$0.23	$0.43	$1.33	$0.94
Income (loss) from discontinued operations	0.06	(0.02)	0.15	0.24
Diluted income per common share	$0.30	$0.41	$1.48	$1.19
Weighted-average shares outstanding	53,560	48,526	53,369	45,015

Net income	$15,891	$20,091	$79,211	$53,429
Other comprehensive income (loss), net of taxes:
Foreign currency translation adjustments	(8,589)	6,094	6,433	5,601
Pension and other post retirement plans	13,600	(14,264)	17,796	(11,784)
Gain on cash flow hedge	449	1,285	1,886	7
Total other comprehensive income (loss), net of taxes	5,460	(6,885)	26,115	(6,176)
Comprehensive income (loss), net	$21,351	$13,206	$105,326	$47,253

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	At September 30, 2021	At September 30, 2020
CURRENT ASSETS
Cash and equivalents	$248,653	$218,089
Accounts receivable, net of allowances of $8,787 and $8,178	294,804	278,420
Inventories	472,794	320,188
Prepaid and other current assets	76,009	41,514
Assets of discontinued operations held for sale	273,414	245,726
Assets of discontinued operations not held for sale	605	2,091
Total Current Assets	1,366,279	1,106,028
PROPERTY, PLANT AND EQUIPMENT, net	292,622	297,084
OPERATING LEASE RIGHT-OF-USE ASSETS	144,598	154,349
GOODWILL	426,148	424,098
INTANGIBLE ASSETS, net	350,025	354,202
OTHER ASSETS	21,589	26,474
ASSETS OF DISCONTINUED OPERATIONS HELD FOR SALE	—	79,952
ASSETS OF DISCONTINUED OPERATIONS	3,424	6,406
Total Assets	$2,604,685	$2,448,593
CURRENT LIABILITIES
Notes payable and current portion of long-term debt	$12,486	$9,922
Accounts payable	260,140	172,537
Accrued liabilities	145,101	143,971
Current portion of operating lease liabilities	29,881	29,672
Liabilities of discontinued operations held for sale	80,748	81,923
Liabilities of discontinued operations	3,280	3,797
Total Current Liabilities	531,636	441,822
LONG-TERM DEBT, net	1,033,197	1,037,042
LONG-TERM OPERATING LEASE LIABILITIES	119,315	130,588
OTHER LIABILITIES	109,585	121,538
LIABILITIES OF DISCONTINUED OPERATIONS HELD FOR SALE	—	10,438
LIABILITIES OF DISCONTINUED OPERATIONS	3,794	7,014
Total Liabilities	1,797,527	1,748,442
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Preferred stock, par value $0.25 per share, authorized 3,000 shares, no shares issued	—	—
Common stock, par value $0.25 per share, authorized 85,000 shares, issued shares of 84,375 and 83,739, respectively.	21,094	20,935
Capital in excess of par value	602,181	583,008
Retained earnings	669,998	607,518
Treasury shares, at cost, 27,762 common shares and 27,610 common shares, respectively.	(416,850)	(413,493)
Accumulated other comprehensive loss	(45,977)	(72,092)
Deferred compensation	(23,288)	(25,725)
Total Shareholders’ Equity	807,158	700,151
Total Liabilities and Shareholders’ Equity	$2,604,685	$2,448,593

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Years Ended September 30,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES - CONTINUING OPERATIONS:
Net income	$79,211	$53,429
Net income from discontinued operations	(7,972)	(10,986)
Adjustments to reconcile net income to net cash provided by operating activities of continuing operations:
Depreciation and amortization	52,302	52,100
Stock-based compensation	20,088	17,580
Asset impairment charges - restructuring	6,655	4,692
Provision for losses on accounts receivable	501	1,332
Amortization of deferred financing costs and debt discounts	2,640	3,661
Loss from debt extinguishment	—	7,925
Deferred income tax	13,763	2,122
(Gain)/ loss on sale/disposal of assets and investments	231	(287)
Change in assets and liabilities, net of assets and liabilities acquired:
(Increase) decrease in accounts receivable	(7,002)	(72,565)
(Increase) decrease in inventories	(150,857)	23,262
Increase in prepaid and other assets	(9,598)	(15,878)
Increase in accounts payable, accrued liabilities and income taxes payable	69,236	40,399
Other changes, net	1,834	1,017
Net cash provided by operating activities - continuing operations	71,032	107,803
CASH FLOWS FROM INVESTING ACTIVITIES - CONTINUING OPERATIONS:
Acquisition of property, plant and equipment	(36,951)	(41,168)
Acquired business, net of cash acquired	(2,242)	(10,531)
Investment purchases	(17,211)	(130)
Proceeds from sale of property, plant and equipment	237	352
Net cash used in investing activities - continuing operations	(56,167)	(51,477)
CASH FLOWS FROM FINANCING ACTIVITIES - CONTINUING OPERATIONS:
Proceeds from issuance of common stock	—	178,165
Dividends paid	(17,139)	(14,529)
Purchase of shares for treasury	(3,357)	(7,479)
Proceeds from long-term debt	20,912	1,240,080
Payments of long-term debt	(27,833)	(1,308,915)
Change in short-term borrowings	—	—
Financing costs	(571)	(17,384)
Contingent consideration for acquired businesses	—	(1,733)
Other, net	(257)	(15)
Net cash provided by (used) in financing activities - continuing operations	(28,245)	68,190

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

CASH FLOWS FROM DISCONTINUED OPERATIONS:
Net cash provided by operating activities	40,737	26,206
Net cash provided by (used in) investing activities	6,751	(7,387)
Net cash provided by discontinued operations	47,488	18,819
Effect of exchange rate changes on cash and equivalents	(3,544)	2,377
NET INCREASE IN CASH AND EQUIVALENTS	30,564	145,712
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	218,089	72,377
CASH AND EQUIVALENTS AT END OF PERIOD	$248,653	$218,089
Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$60,781	$63,139
Cash paid for taxes	41,216	21,016

Griffon evaluates performance based on Earnings per share and Net income excluding restructuring charges, loss on debt extinguishment, acquisition related expenses, discrete and certain other tax items, as well other items that may affect comparability, as applicable. Griffon believes this information is useful to investors. The following tables provides a reconciliation of Income from continuing operations to Adjusted income from continuing operations and Earnings per common share from continuing operations to Adjusted earnings per common share from continuing operations, as well as, Net income to Adjusted net income and Earnings per common share to Adjusted earnings per common share:

GRIFFON CORPORATION AND SUBSIDIARIES
RECONCILIATION OF INCOME FROM CONTINUING OPERATIONS
TO ADJUSTED INCOME FROM CONTINUING OPERATIONS
(in thousands, except per share data)

	For the Three Months Ended September 30,		For the Years Ended September 30,
	2021	2020	2021	2020
Income from continuing operations	$12,569	$20,878	$71,239	$42,443
Adjusting items:
Restructuring charges	6,756	2,499	21,418	13,670
Loss from debt extinguishment	—	—	—	7,925
Acquisition costs	—	—	—	2,960
Acquisition contingent consideration	—	(1,733)	—	(1,733)
Tax impact of above items	(1,659)	(440)	(5,287)	(5,584)
Discrete and other certain tax (benefits) provisions	26	(4,005)	3,245	965
Adjusted income from continuing operations	$17,692	$17,199	$90,615	$60,646

Earnings per common share from continuing operations	$0.23	$0.43	$1.33	$0.94

Adjusting items, net of tax:
Restructuring charges	0.10	0.04	0.30	0.23
Loss from debt extinguishment	—	—	—	0.14
Acquisition costs	—	—	—	0.05
Acquisition contingent consideration	—	(0.03)	—	(0.03)
Discrete and other certain tax (benefits) provisions	—	(0.08)	0.06	0.02
Adjusted earnings per share from continuing operations	$0.33	$0.35	$1.70	$1.35
Weighted-average shares outstanding (in thousands)	53,560	48,526	53,369	45,015
Note: Due to rounding, the sum of earnings per common share and adjusting items, net of tax, may not equal adjusted earnings per common share.

GRIFFON CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET INCOME
TO ADJUSTED NET INCOME
(in thousands, except per share data)

	For the Three Months Ended September 30,		For the Years Ended September 30,
	2021	2020	2021	2020
Net income	$15,891	$20,091	$79,211	$53,429
Adjusting items:
Restructuring charges	6,756	4,619	29,200	15,790
Gain on sale of SEG business	—	—	(5,291)	—
Loss from debt extinguishment	—	—	—	7,925
Acquisition costs	—	—	—	2,960
Acquisition contingent consideration	—	(1,733)	—	(1,733)
Tax impact of above items	(1,851)	(840)	(7,175)	(5,984)
Discrete and other certain tax provisions (benefits)	392	(595)	3,255	654
Adjusted net income	$21,188	$21,542	$99,200	$73,041

Earnings per common share	$0.30	$0.41	$1.48	$1.19

Adjusting items, net of tax:
Restructuring charges	0.09	0.07	0.41	0.26
Gain on sale of SEG business	—	—	(0.10)	—
Loss from debt extinguishment	—	—	—	0.14
Acquisition costs	—	—	—	0.05
Acquisition contingent consideration	—	(0.03)	—	(0.03)
Discrete and other certain tax provisions (benefits)	0.01	(0.01)	0.06	0.01
Adjusted earnings per share	$0.40	$0.44	$1.86	$1.62
Weighted-average shares outstanding (in thousands)	53,560	48,526	53,369	45,015

Note: Due to rounding, the sum of earnings per common share and adjusting items, net of tax, may not equal adjusted earnings per common share.